                                                                    Exhibit 99.1

                                                   RE: NN, Inc.
                                                   2000 Waters Edge Drive
                                                   Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY                                   AT FINANCIAL RELATIONS BOARD
Will Kelly                                       Alison Ziegler   Susan Garland
Treasurer & Manager of Investor Relations        General info)    (Analyst info)
(423) 743-9151                                   212-445-8432     212-445-8458

FOR IMMEDIATE RELEASE
April 29, 2004

                     NN, INC. REPORTS REVENUE GAIN OF 34.8%
                          FOR THE FIRST QUARTER OF 2004

        Completes Private Placement of $40,000,000 Senior Unsecured Notes

Johnson City, Tenn., April 29, 2004 - NN, Inc. (Nasdaq: NNBR) today reported its financial results for the first quarter ended March 31, 2004. First quarter results include the operations of NN Netherlands (Veenendaal) a component manufacturing operation in Veenendaal, The Netherlands since its acquisition from the SKF Group (SKF) on May 2, 2003. Additionally, first quarter net income includes 100% ownership interest in NN Euroball (Euroball) as a result of the purchase of SKF's 23% minority interest on May 2, 2003.

Net sales for the first quarter of 2004 were $77.6 million, up 34.8% from $57.6 million for the same period of 2003. Net income for the first quarter of 2004 totaled $3.2 million, or $0.19 per diluted share, compared to $3.6 million, or
$0.23 per diluted share, for the first quarter of 2003.

David L. Dyckman, Chief Financial Officer, commented, "Revenue growth of $20.0 million or 34.8% over the first quarter of 2003 was principally attributable to
$15.0 million in revenue contribution from our recently acquired Veenendaal operation and approximately $4.7 million related to the impact of currency exchange rates. Our earnings were favorably impacted by the accretion of the
Veenendaal acquisition and our purchase of SKF Group's remaining 23% ownership in Euroball by a combined $0.03 in diluted earnings per share for the quarter.
Offsetting these contributions was a substantial inventory reduction that impacted the income statement by $0.04 per diluted share in the first quarter of
2004 versus a $0.02 favorable inventory contribution for the same period in
2003. Additionally, Sarbanes-Oxley Section 404 ("SOX 404") compliance costs, start-up costs in Slovakia and China, and material price inflation adversely impacted earnings by a combined $0.04 per diluted share.

"As a percentage of net sales, cost of goods sold was 77.8% in the first quarter of 2004 versus 74.2% in first quarter of 2003. The year-over-year change primarily resulted from the inclusion of the results of our recently acquired
Veenendaal facility, which impacted margins by approximately 1.5% and the previously discussed change in inventories for the quarter impacting margins by approximately 2.5%.

"Selling, general and administrative expenses for the first quarter of 2004 increased $2.5 million to 9.2% as a percentage of net sales compared to 8.0% for the same period in 2003. Veenendaal and currency contributed $1.1 million and
$0.4 million, respectively to the increase and the remainder was comprised of start-up costs in Slovakia and China, Level 3 program initiatives, and SOX 404 compliance costs. It is important to note that while the Company is well positioned to comply with the internal control regulations of SOX 404, stricter guidelines have been recently issued that have dramatically increased the cost of compliance to approximately $1.2 million in 2004 or $0.04 per diluted share versus the previously estimated $0.02 per diluted share.

Mr. Dyckman concluded, "During the first quarter, we reduced debt $2.5 million from the 2003 year end levels which put us on track with our annual target of
$10 to $12 million reduction. We are also pleased to announce the completion of a private placement of notes to restructure our existing debt. We recently completed a private placement of $40,000,000 aggregate principal amount of our
4.89% Senior Notes which are due April 26, 2014. The net proceeds of the offering were used to repay our senior domestic term loan and a portion of our senior revolving credit facility indebtedness. The notes are senior unsecured obligations of NN, Inc. with interest payable semiannually and principal payments due in seven equal installments commencing on the fourth anniversary of the closing. The notes are guaranteed by most of the Company's subsidiaries."

Roderick R. Baty, Chairman and Chief Executive Officer, stated, "We continued to make excellent progress during the quarter on the Slovakian and Chinese facility start-ups, as well as our company wide Level 3 program which integrates the principles of Lean Enterprise, Six Sigma and Total Productive Maintenance. We
will begin production in Slovakia in the second quarter of this year, which is on schedule with our original planning. With respect to China, we are also on schedule to begin production in the first quarter of 2005. Our Level 3 program is up and running with training and improvement activities increasing in both our North American and European facilities. We are excited regarding the cost, cash flow, and quality improvement opportunities the program will deliver.

Mr. Baty concluded, "We experienced good levels of demand from our customers in the first quarter and we anticipate these demand levels will continue through the second quarter. In addition, we are passing along higher raw material prices to our customers in those situations that do not call for a contractual delay in pass through provisions. Although forecasting the effect of steel pricing and the resulting pass through remains difficult, we reconfirm our previous 2004 forecast of $295 million in revenues and earnings of approximately $0.76 to
$0.78 per diluted share for the full year. As we discussed previously, increased costs in 2004 resulting from dramatic price increases of

steel, costs associated with the SOX 404 compliance, start up costs in Slovakia and China, as well as costs in connection with the Company's financing needs are estimated to result in added expenses of approximately $0.22 per share for the year. This is expected to offset the benefit of our planned cost reductions, volume increases, the expected accretion from the full year ownership of
Veenendaal and the buyout of the remaining 23% interest of SKF's ownership of
Euroball."

NN, Inc. manufacturers and supplies high precision bearing components consisting of balls, rollers, seals, and retainers for leading bearing manufacturers on a global basis. In addition, the company manufactures a variety of other plastic components. NN, Inc. had sales of US $253 million in 2003.

The 4.89% Senior Notes due April 26, 2014 which are the subject of the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

The comments by Mr. Baty regarding production schedules, forecasted demand and revenues, earnings, and costs and by Mr. Dyckman regarding certain estimated cost, debt reduction and earnings are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31, 2003.

                            (Financial Tables Follow)

                                    NN, Inc.
                         Condensed Statements of Income
                    (In Thousands, except per share amounts)
                                   (Unaudited)

                                                           Three Months Ended
                                                                March 31,
                                                         2004               2003
                                                     ------------      -------------

Net sales                                               $ 77,632           $ 57,609
Cost of goods sold (exclusive of depreciation
   shown separately below)                                60,390             42,743
Selling, general and administrative                        7,143              4,632
Depreciation and amortization                              3,999              3,079
                                                     ------------      -------------

Income from operations                                     6,100              7,155

Interest expense, net                                        841                513
Other income                                                (56)                (7)
                                                     ------------      -------------

  Income before provision for income taxes                 5,315              6,649

Provision for income taxes                                 2,097              2,472

Minority interest in consolidated subsidiary                  --                534
                                                     ------------      -------------

Net income                                              $  3,218           $  3,643
                                                     ============      =============

Diluted income per common share                         $   0.19           $   0.23
                                                     ============      =============

Weighted average diluted shares                           17,189             15,574
                                                     ============      =============

                                    NN, Inc.
                            Condensed Balance Sheets
                                 (In Thousands)
                                   (Unaudited)

                                                           March 31,               December 31,
                                                             2004                     2003
                                                     -------------------       ------------------

Assets
Current Assets:
Cash                                                         $    7,143               $    4,978
Accounts receivable, net                                         48,728                   40,864
Inventories, net                                                 33,322                   36,278
Other current assets                                              6,342                    6,299
                                                     -------------------       ------------------

   Total current assets                                          95,535                   88,419

Property, plant and equipment, net                              126,142                  128,996
Assets held for sale                                                 --                    1,805
Goodwill, net                                                    42,245                   42,893
Other assets                                                      4,103                    4,304
                                                     -------------------       ------------------

   Total assets                                              $  268,025               $  266,417
                                                     ===================       ==================

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable                                             $   35,901               $   32,867
Dividends payable                                                 1,337                       --
Accrued salaries and wages                                       11,181                   12,032
Short-term note                                                      --                    2,000
Short-term portion of long-term notes payable                     6,426                   12,725
Other liabilities                                                 4,996                    3,070
                                                     -------------------       ------------------

   Total current liabilities                                     59,841                   62,694

Deferred income taxes                                            13,157                   13,423
Long-term notes payable                                          75,579                   69,752
Other                                                            13,586                   14,080
                                                     -------------------       ------------------

Total liabilities                                               162,163                  159,949

Total stockholders' equity                                      105,862                  106,468
                                                     -------------------       ------------------

Total liabilities and stockholders' equity                   $  268,025               $  266,417
                                                     ===================       ==================

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